News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

February 18, 2015
(N)
NYSE:STR
15-05

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR REPORTS RECORD 2014 EARNINGS PER SHARE OF $1.29,
AN INCREASE OF 7% OVER ADJUSTED 2013 EPS
Provides 2015 EPS and capital guidance

SALT LAKE CITY - Questar Corporation (NYSE:STR) reported record net income of $226.5 million for 2014, or $1.29 per diluted share (EPS), an increase of 7% on an EPS basis over 2013 adjusted net income of $213.6 million, or $1.21 per diluted share. Adjusted 2013 earnings exclude a noncash impairment charge for the eastern segment of Southern Trails Pipeline of $52.4 million after-tax, or $0.29 per diluted share. Including the impairment charge, 2013 net income was $161.2 million, or $0.92 per diluted share. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the year rose 6% to $630.0 million compared to $595.0 million for 2013. The return on average common equity (ROE) was 18.5% for 2014.
“We are very pleased to have achieved record earnings in 2014. On a consolidated basis, Questar earned $1.29 per diluted share, near the top of our raised 2014 earnings guidance range of $1.25 to $1.30 per share,” said Ronald W. Jibson, Questar chairman, president and CEO. “Questar Gas posted 5% earnings growth for the year, reflecting strong customer growth, successful cost-containment efforts and higher general rates. Wexpro's net income rose 11% while Questar Pipeline's income matched that of 2013 on an adjusted basis. Questar’s consolidated Adjusted EBITDA grew 6% in 2014. Given our strong performance, this morning we announced an 11% dividend increase and raised the target payout ratio to 65%. This dividend increase is our 43rd in the past 43 years.”

NET INCOME (LOSS) BY SUBSIDIARY

	3 Months Ended December 31,			12 Months Ended December 31,
	2014	2013	Change	2014	2013	Change
	(in millions, except earnings per share)
Questar Gas	$28.0	$26.0	8%	$55.2	$52.8	5%
Wexpro	29.8	28.4	5%	122.8	110.6	11%
Questar Pipeline	14.3	15.8	(9%)	60.6	60.6	—%
Corporate and other	(9.6)	(2.1)	(357%)	(12.1)	(10.4)	(16%)
Adjusted earnings	$62.5	$68.1	(8%)	$226.5	$213.6	6%
Asset impairment (a)					(52.4)	NM
Net income	$62.5	$68.1	(8%)	$226.5	$161.2	41%
Adjusted earnings per diluted share	$0.35	$0.39	(10%)	$1.29	$1.21	7%
Asset impairment (a)					(0.29)	NM
Earnings per diluted share	$0.35	$0.39	(10%)	$1.29	$0.92	40%
Weighted-average diluted shares	176.2	175.9	—%	176.1	176.0	—%
(a) Impairment of the eastern segment of Questar Pipeline's Southern Trails Pipeline. See computations at the end of the attached financial statements.
ADJUSTED EBITDA BY SUBSIDIARY(a)

	3 Months Ended December 31,			12 Months Ended December 31,
	2014	2013	Change	2014	2013	Change
	(in millions)
Questar Gas	$63.7	$60.7	$3.0	$168.9	$156.7	$12.2
Wexpro	64.4	71.1	(6.7)	285.3	258.7	26.6
Questar Pipeline	43.9	44.6	(0.7)	177.3	177.1	0.2
Corporate and other	(6.7)	(0.5)	(6.2)	(1.5)	2.5	(4.0)
Total	$165.3	$175.9	$(10.6)	$630.0	$595.0	$35.0
(a)  Management defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, gains and losses from asset sales, abandonments and impairments and other special items. See computations at the end of the attached financial statements.

“In addition to achieving record financial performance in 2014, Questar reached other important goals. In December, Wexpro acquired the remaining working interest in the Canyon Creek Unit of the Vermillion Basin, our lowest-cost producing basin. And, earlier this week, Wexpro signed a landmark agreement with a major utility to jointly acquire and develop natural gas reserves on cost-of-service basis. Another accomplishment was Questar Fueling Company's opening of three new high-volume compressed natural gas (CNG) fueling facilities in Texas and Kansas, all anchored by heavy-duty fleet operators and also open to the public. Seven additional CNG stations are scheduled to begin operations in 2015.”

2014 and recent highlights include:
•Questar increased its quarterly dividend by 11% to $0.21, and raised its target payout ratio to 65%.
•Questar Gas invested about $68.2 million in its infrastructure-replacement program.

•	Questar Gas customer growth rate increased to 1.7%, or more than 16,200 customers.

•
Questar Gas’s acquisition of Eagle Mountain City’s high-growth, 6,500-customer gas-distribution system was approved by the city council and residents and is expected to close by the end of the first quarter of 2015.

•	Questar Gas's rate case in Utah was resolved with a 9.85% allowed ROE, a revenue increase of $7.6 million (2.6%) and a $10 million enhancement to the infrastructure-replacement tracker.

•	Wexpro’s 2013 Trail acquisition was approved for inclusion under the Wexpro II Agreement and is now producing cost-of-service natural gas for Questar Gas customers.

•	Wexpro acquired the remaining 30% minority working interest in the Canyon Creek Unit of the Vermillion Basin for $52.4 million.

•	Wexpro's investment base grew by 10% over the past 12 months to $649 million, not including the recent Canyon Creek acquisition.

•	Wexpro signed its first third-party agreement to pursue the acquisition and development of natural gas reserves under a cost-of-service arrangement.

•	Questar Pipeline's challenging Mainline-3 replacement project was successfully and safely completed ahead of schedule, under budget and was placed back into service during the third quarter.

•	Questar Pipeline successfully renegotiated a third-party processing contract that reduced operating expenses and increased revenue through the receipt of incentive payments.

•
Questar Pipeline continued work with its partner, a unit of Spectra Energy, to recommission and market the 96-mile western segment of its Southern Trails Pipeline as a crude oil transport pipeline and develop a rail terminal to offload crude into the pipeline for the final journey to refineries in Southern California.

•
Questar Fueling opened three new high-volume CNG stations, in Dallas and DeSoto, Texas, and in Kansas City, Kan., and is scheduled to open seven additional stations in 2015 in Ariz., Calif., Colo., Nev., Texas and Utah.

Questar Gas
For 2014, Questar Gas reported net income of $55.2 million and generated $168.9 million of Adjusted EBITDA, up 5% and 8%, respectively, compared to 2013. On a financial basis, Questar Gas earned a 9.4% ROE in 2014. Changes in Questar Gas margin (revenues less cost of gas sold) are summarized below:

CHANGE IN QUESTAR GAS MARGIN

	3 Months Ended December 31, 2014 vs. 2013	12 Months Ended December 31, 2014 vs. 2013
	(in millions)
Customer growth	$1.5	$4.7
Transportation	1.1	4.3
Change in rates - general service	6.7	12.3
Infrastructure-replacement cost recovery	(6.8)	(9.6)
Demand-side-management cost recovery	(2.4)	8.1
Alternative fuel tax credit	1.2	—
Recovery of gas-cost portion of bad-debt costs	0.2	0.9
Other	0.2	0.2
Increase	$1.7	$20.9
As of December 31, 2014, Questar Gas served more than 962,200 customers, an increase of more than 16,200 customers, or 1.7% in 2014, compared to a 1.6% growth rate in 2013. New customers increased margin by about $4.7 million during 2014. Transportation-service revenues added $4.3 million to margin primarily due to higher rates and demand growth at Rocky Mountain Power’s natural gas-fired power-generation facilities. Increased general service rates resulting from the Utah Public Service Commission’s February 2014 rate case order added $12.3 million to margin for the year. Demand-side management (DSM) cost-recovery revenues increased margin $8.1 million, but these were offset by equivalent increases in the program's operating and maintenance (O&M) expenses. Combined O&M and general and administrative (G&A) expenses, excluding DSM costs, were down slightly to $143 per customer in 2014, compared to $144 a year earlier.
Questar Gas’s ongoing safety- and reliability-driven infrastructure-replacement and upgrade expenditures are covered by a cost-tracking mechanism that enables the investment in completed projects to be placed into rate base and earned on without going through a general rate case. In February 2014, the Utah Public Service Commission issued an order on the Questar Gas general rate case filed in mid-2013. The order extended and enhanced the infrastructure-replacement-tracker program to include intermediate high-pressure belt mains and to allow recovery of about $65 million annually, versus $55 million previously. The order also reset the recovery of costs under the infrastructure-replacement program, resulting in $9.6 million lower margin in 2014 compared to 2013. Questar Gas invested $68.2 million under the infrastructure-upgrade program during 2014 and expects to continue spending significantly on similar infrastructure upgrades annually for the next several years. The final order also authorized an ROE of 9.85% and provided a $7.6 million, or 2.6%, revenue increase.
In December 2014, Questar Gas held hearings on its general rate case in Wyoming. As the December 2014 hearings concluded, the Wyoming Public Service Commission ordered an annualized revenue increase of $1.5 million and an authorized return on equity of 9.50%, with all changes expected to be effective March 1, 2015.
Questar Gas to close acquisition of Eagle Mountain City gas-distribution assets
Questar Gas is scheduled to finalize the $11.4 million acquisition of the municipal gas-distribution assets of Eagle Mountain City by the end of the first quarter. In November 2014, the transaction cleared a milestone when Eagle Mountain’s city council and residents approved the sale of the electric and gas-distribution assets. The gas system is about 15 years old and consists of 9 miles of high-pressure steel pipe and 155 miles of intermediate high-pressure main lines and service lines. Located about 40 miles southwest of Salt Lake City, this gas-distribution system serves about 6,500 customers in one of Utah’s fastest-growing areas. The purchase will provide Questar Gas with operational advantages and an acceptable return on investment.
Wexpro
Wexpro grew 2014 net income 11% to $122.8 million, compared to $110.6 million in 2013. Adjusted EBITDA in 2014 rose 10% to $285.3 million versus $258.7 million a year earlier. Wexpro's ending 2014 total investment base rose 10% to $649.0 million compared to year-end 2013. The increase in 2014 earnings, Adjusted EBITDA and investment base was primarily due to the addition of the Trail acquisition properties to the Wexpro II investment base in the first quarter of 2014. Wexpro earned a 17.9% after-tax return on its average total investment base for 2014. This is a blended return based on a 19.6% return on the original Wexpro development investment base and an 8.1% return on the Wexpro II acquisition investment base. The original 1981 Wexpro Agreement allows Wexpro to recover its costs and earn an unlevered after-tax return of about 20% on its average investment base. The Wexpro II Agreement, approved in 2013, allows Wexpro to make acquisitions of energy-development properties and earn Questar Gas’s cost of capital, currently 7.64%, on the cost of approved acquisitions. Subsequent successful development spending on those acquisitions will earn the same 20% return as under the original 1981 Wexpro Agreement.
Both of the Wexpro agreements stipulate that all natural gas production from existing and approved acquired properties is dedicated to Questar Gas and its customers on a cost-of-service basis. In 2014, the majority of the utility's annual gas-supply requirement was met with Wexpro production. During 2014, Wexpro increased cost-of-service gas production for Questar Gas by 7% to 63.5 Bcf, up from 59.2 Bcf a year ago. Revenues from oil and natural gas liquids (NGL) sales are shared with Questar Gas customers after production expenses and allowed returns are covered. In 2014, oil and NGL revenues decreased 27% compared to 2013 due to lower production volumes and prices. A summary of changes in Wexpro's investment base is provided below:

CHANGE IN WEXPRO INVESTMENT BASE

	12 Months Ended December 31,
	2014	2013
	(in millions)
Beginning investment base	$589.7	$531.1
Property acquisitions	103.7	—
Successful development wells	44.2	158.5
Depreciation, depletion and amortization	(97.6)	(79.2)
Change in deferred taxes	9.0	(20.7)
Ending investment base	$649.0	$589.7
Wexpro acquires additional ownership interest in the Vermillion Basin’s Canyon Creek Unit
In December 2014, Wexpro spent about $52.4 million to acquire the remaining minority ownership interest in natural gas-producing properties located in the Canyon Creek Unit of southwestern Wyoming's Vermillion Basin. The acquisition increased Wexpro’s working interest from 70% to 100% in these company-operated assets. This was essentially a "bolt-on" acquisition to the company's existing Canyon Creek assets, which are governed by the 1981 Wexpro Agreement and developed for the benefit of Questar's Utah and Wyoming utility customers.
Under the terms of the Wexpro II Agreement, all Wexpro acquisitions within the footprint of the original 1981 agreement must be offered to the public service commissions of Utah and Wyoming for inclusion as cost-of-service properties. Properties submitted but not approved by regulators would be developed and operated by Wexpro, either at cost of service for other parties or as traditional market-based oil and gas properties. Wexpro is currently preparing the regulatory filing to submit the newly acquired assets as cost-of-service properties under

Wexpro II. Once submitted, the Utah and Wyoming commissions will have 60 days to make a determination whether to accept the properties into Wexpro II.
The acquisition added an estimated 40 billion cubic feet equivalent (Bcfe) of net proved-developed reserves. Wexpro estimated proved plus probable and possible reserves attributable to the properties to be 60 Bcfe. In addition to 100 producing wells, Wexpro has identified 35 well locations for future development.
"Whether this acquisition is included in Wexpro II or stands alone, we are excited to add it to our portfolio," Jibson said. "It is in the heart of our operations and adds value to one of our premier assets. As with our 2013 Trail acquisition, these Canyon Creek assets have the potential to materially add to the low-cost gas supplies dedicated to our utility customers and help to perpetuate the Wexpro model that has saved customers over $1 billion since its inception in 1981.”
Wexpro signs cost-of-service agreement
Questar announced that, earlier this week, Wexpro signed an agreement with a major utility to jointly pursue the acquisition and development of upstream natural gas reserves under a cost-of-service arrangement designed to provide a long-term hedge against volatile commodity prices. Wexpro is actively evaluating significant acquisition opportunities to determine if they meet the necessary asset quality, cost and longevity criteria.
Wexpro also signed an initial memorandum of understanding with a second major utility to develop a cost-of-service framework. While both actions are subject to confidentiality agreements, future disclosure of the terms of these arrangements may occur as additional progress is made on the acquisition and development of properties.
Questar Pipeline
In 2014, Questar Pipeline reported net income of $60.6 million and generated $177.3 million of Adjusted EBITDA. This compares to net income of $8.2 million and EBITDA of $177.1 million in 2013. Questar Pipeline’s 2013 reported net income included a noncash impairment of its entire investment in the eastern segment of its Southern Trails Pipeline of $80.6 million, or $52.4 million after income taxes. Excluding the impairment charge, Questar Pipeline’s 2013 adjusted net income was $60.6 million. For 2014, Questar Pipeline earned an 11.0% ROE compared to a 10.0% ROE in 2013 before the impairment charge.
Questar Pipeline’s total revenues in 2014 were 1% lower than 2013, due mostly to lower NGL and natural gas sales. NGL revenues were down 28% in 2014 compared to 2013, primarily due to lower volumes and prices.

Depreciation and amortization expenses were down 2% in 2014 compared to the 2013 period.
Combined O&M and G&A costs were down 1% for 2014 when compared to 2013, reflecting lower employee-related expenses and cost-containment efforts. Questar Pipeline’s consistent cost-management efforts resulted in O&M and G&A expense of $0.09 per decatherm transported in 2014, the same as in 2013. A summary of changes in Questar Pipeline revenues is provided below:

CHANGE IN QUESTAR PIPELINE REVENUES

	3 Months Ended December 31, 2014 vs. 2013	12 Months Ended December 31, 2014 vs. 2013
	(in millions)
Transportation	$0.1	$1.0
Storage	0.1	0.2
NGL sales	(1.1)	(2.7)
Gathering and processing	—	(0.2)
Energy services	0.4	—
Natural gas sales and other	(2.8)	(0.6)
Decrease	$(3.3)	$(2.3)
As of December 31, 2014, Questar Pipeline held net firm-transportation contracts totaling 5,198 thousand decatherms (Mdth) per day, up 2% from 5,121 Mdth per day at December 31, 2013. The modest increase in transportation revenues for the fourth quarter and for 2014 overall was primarily due to higher transportation requirements for Rocky Mountain Power’s new Lake Side 2 natural gas-fired power-generation facility. The lower NGL sales revenue reflected lower volumes due to upstream third-party processing. The slight decline in gathering and processing revenues was due to reduced gathering volumes and the termination of some processing contracts.
Questar Pipeline’s Inland California Express
Questar Pipeline continues development work on the Inland California Express (ICE) project to potentially recommission the 96-mile western segment of its Southern Trails Pipeline to transport crude oil from Whitewater to Long Beach, Calif. The project would include a new rail terminal to offload up to 120,000 barrels per day of crude oil into the pipeline for delivery to refineries in Southern California. Questar Pipeline is working to finalize acquisition of the preferred unloading terminal site, complete preliminary engineering and submit conditional land-use applications. Questar Pipeline and its partner, a unit of Spectra Energy, continue to market the project despite the recent decline in crude prices and the volatility of basis differentials between Brent and West Texas Intermediate crude prices. The partners are targeting a 2017 in-service date that is being encouraged by refiners.
Questar Fueling
Questar Fueling Company is now a significant player in the nationwide development of high-capacity fast-fill and time-fill CNG-fueling stations for trucking fleet operators and motorists who drive natural gas vehicles. During 2014, Questar Fueling opened three new fueling sites in Dallas and DeSoto, Texas, and in Kansas City, Kan. In late 2013, facilities in Houston, Texas, and Topeka, Kan., were opened. Questar Fueling is scheduled to open three more stations in early 2015 in Salt Lake City, Utah; San Antonio, Texas; and in Phoenix, Ariz. Four additional CNG stations are under development and scheduled to open later in 2015 in Bakersfield and Fontana, Calif.; Denver, Colo.; and Las Vegas, Nev. Questar Fueling recently reached agreement with a Fortune 100 company to provide CNG fueling services for its regional delivery fleets at the sites in Salt Lake City, Utah and Denver, Colo. Questar continues to see significant long-term growth potential for the use of natural gas for transportation and expects to spend $20 to $25 million annually to develop high-capacity CNG fueling facilities.
Corporate and other
Corporate and other operations, which include Questar Fueling, reported a 2014 net loss of $12.1 million, compared to a net loss of $10.4 million in 2013. In 2014, the corporate loss included a $5 million pre-tax ($3.1 million after-tax) environmental charge for expected future costs associated with site monitoring for a previously-owned chemical business. Questar Fueling’s portion of the corporate and other net loss was $1.2 million in 2014 and $0.8 million in 2013.
2015 EPS and capital guidance provided
    “We are pleased that we were able to exceed our initial earnings guidance and achieve record earnings in 2014, due in large part to the extraordinary efforts of our employees to control costs and outperform despite declining commodity prices, reduced gas drilling in the Rockies, delayed tax legislation and other issues,” Jibson said. “Looking forward, we are excited by several potential near-term catalysts and long-term opportunities, but we have some challenges ahead of us in 2015. Like other energy companies, the dramatic drop in commodity prices in recent months could affect Wexpro’s near-term ability to invest development capital in new wells that, under the terms of the Wexpro II Agreement, must be able to produce cost-of-service gas that is price-competitive with the natural gas forward price curve. Similarly, lower gas prices will continue to make it difficult for Questar Pipeline to grow earnings in the short run due to the lack of meaningful opportunities to build new pipelines, gas storage, gathering systems and processing facilities. Still, we are optimistic that several potential catalysts, such as additional third-party cost-of-service arrangements, bode well for Questar’s long-term performance and growth. With this in mind, we are providing slightly moderated initial 2015 earnings and capital expenditure guidance.”
For 2015, the company projects EPS of $1.20 to $1.30 per diluted share and capital expenditures of $370 million. In 2014, consolidated capital investment was $372 million, including the $52.4 million property acquisition by Wexpro. Investment capital has been allocated to its lines of business as follows:

CAPITAL INVESTMENT FORECAST

	2015 Forecast	2014 Actual
	(in millions)
Questar Gas	$215	$175
Wexpro	80	115
Questar Pipeline	50	59
Corporate and other	25	23
Total	$370	$372
2014 earnings teleconference
Questar management will discuss 2014 results and the outlook for 2015 in a conference call with investors Thursday, February 19, beginning at 9:30 a.m. ET. The call can be accessed on the company website at www.questar.com.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $6 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2014;

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	actions of regulators;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.
# # #

For more information, visit Questar's website at www.questar.com.

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions, except per-share amounts)
REVENUES
Questar Gas	$318.9	$337.4	$960.9	$985.2
Wexpro	6.1	13.1	35.6	45.1
Questar Pipeline	46.8	47.2	190.2	189.5
Other	1.4	0.2	2.6	0.2
Total Revenues	373.2	397.9	1,189.3	1,220.0

OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	104.7	128.5	186.3	285.9
Operating and maintenance	52.9	52.1	189.0	174.3
General and administrative	39.9	30.8	127.9	121.0
Production and other taxes	12.8	12.2	66.2	57.4
Depreciation, depletion and amortization	50.8	51.4	213.7	194.8
Abandonment and impairment	—	—	2.0	80.6
Total Operating Expenses	261.1	275.0	785.1	914.0
Net gain (loss) from asset sales	(0.4)	(0.3)	1.2	(0.2)
OPERATING INCOME	111.7	122.6	405.4	305.8
Interest and other income	1.6	0.7	6.6	9.9
Income from unconsolidated affiliate	0.8	0.9	3.5	3.7
Interest expense	(15.8)	(14.2)	(63.1)	(56.9)
INCOME BEFORE INCOME TAXES	98.3	110.0	352.4	262.5
Income taxes	(35.8)	(41.9)	(125.9)	(101.3)
NET INCOME	$62.5	$68.1	$226.5	$161.2

EARNINGS PER COMMON SHARE
Basic	$0.36	$0.39	$1.29	$0.92
Diluted	0.35	0.39	1.29	0.92
Weighted-average common shares outstanding
Used in basic calculation	175.8	175.5	175.8	175.4
Used in diluted calculation	176.2	175.9	176.1	176.0
Dividends per common share	$0.19	$0.18	$0.75	$0.71

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)
Net income	$62.5	$68.1	$226.5	$161.2
Other comprehensive income (loss):
Pension and other postretirement benefits	(109.4)	144.1	(96.9)	168.8
Interest rate cash flow hedge amortization	0.1	0.1	0.5	0.5
Change in fair value of long-term investment	—	—	—	(0.1)
Income taxes	41.8	(55.3)	36.9	(64.7)
Net other comprehensive income (loss)	(67.5)	88.9	(59.5)	104.5
COMPREHENSIVE INCOME (LOSS)	$(5.0)	$157.0	$167.0	$265.7

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)
Revenues from Unaffiliated Customers
Questar Gas	$318.9	$337.4	$960.9	$985.2
Wexpro	6.1	13.1	35.6	45.1
Questar Pipeline	46.8	47.2	190.2	189.5
Other	1.4	0.2	2.6	0.2
Total	$373.2	$397.9	$1,189.3	$1,220.0

Revenues from Affiliated Companies
Questar Gas	$—	$—	$—	$0.6
Wexpro	84.0	79.6	350.3	294.8
Questar Pipeline	19.0	21.9	73.7	76.7
Total	$103.0	$101.5	$424.0	$372.1

Operating Income (Loss)
Questar Gas	$48.8	$46.6	$109.5	$101.9
Wexpro	41.8	45.8	183.3	167.7
Questar Pipeline	28.3	29.8	117.6	35.5
Corporate and other	(7.2)	0.4	(5.0)	0.7
Total	$111.7	$122.6	$405.4	$305.8

Net Income (Loss)
Questar Gas	$28.0	$26.0	$55.2	$52.8
Wexpro	29.8	28.4	122.8	110.6
Questar Pipeline	14.3	15.8	60.6	8.2
Corporate and other	(9.6)	(2.1)	(12.1)	(10.4)
Total	$62.5	$68.1	$226.5	$161.2

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
QUESTAR GAS
Natural gas volumes (MMdth)
Residential and commercial sales	32.2	39.5	98.0	114.9
Industrial sales	1.2	1.2	4.3	4.4
Transportation for industrial customers	20.8	18.6	81.3	64.5
Total industrial	22.0	19.8	85.6	68.9
Total deliveries	54.2	59.3	183.6	183.8

Natural gas revenue (per dth)
Residential and commercial sales	$9.17	$8.02	$8.93	$7.92
Industrial sales	9.00	7.04	7.14	6.47
Transportation for industrial customers	0.23	0.21	0.22	0.22
Colder (warmer) than normal temperatures	(18%)	3%	(17%)	8%
Temperature-adjusted usage per customer (dth)	34.6	37.0	108.9	108.0
Customers at Dec. 31, (thousands)	962	946

WEXPRO
Production volumes
Natural gas - cost-of-service deliveries (Bcf)	11.9	15.7	63.5	59.2
Natural gas - sales (Bcf)	0.2	1.0	0.8	1.4
Oil and NGL (Mbbl)	133	159	587	617
Natural gas average sales price (per Mcf)	$4.75	$3.78	$4.57	$3.74
Oil and NGL average sales price (per bbl)	$58.51	$82.70	$80.57	$85.20
Investment base at Dec. 31, (in millions)	$649.0	$589.7

QUESTAR PIPELINE
Natural gas transportation volumes (MMdth)
For unaffiliated customers	177.5	188.1	721.4	753.4
For Questar Gas	31.1	37.8	116.2	119.5
Total transportation	208.6	225.9	837.6	872.9

Transportation revenue (per dth)	$0.24	$0.22	$0.23	$0.22
Net firm-daily transportation demand at Dec. 31, (Mdth)	5,198	5,121
Natural gas processing
NGL sales (Mbbl)	28	36	128	163
NGL average sales price (per bbl)	$37.96	$60.24	$54.17	$59.00

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2014	2013
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$32.0	$16.0
Accounts receivable, net	118.1	123.8
Unbilled gas accounts receivable	93.7	93.4
Inventories	74.1	63.7
Prepaid expenses and other	11.2	9.5
Current regulatory assets	79.6	35.8
Deferred income taxes - current	5.8	9.7
Total Current Assets	414.5	351.9
Property, Plant and Equipment	5,961.5	5,674.7
Accumulated depreciation, depletion and amortization	(2,226.0)	(2,071.7)
Net Property, Plant and Equipment	3,735.5	3,603.0
Investment in unconsolidated affiliate	24.7	25.6
Noncurrent regulatory and other assets	75.0	73.8
TOTAL ASSETS	$4,249.7	$4,054.3

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
Short-term debt	$347.0	$276.0
Accounts payable and accrued expenses	234.9	264.8
Current regulatory liabilities	13.4	14.1
Current portion of long-term debt and capital lease obligation	26.1	0.9
Total Current Liabilities	621.4	555.8
Long-term debt and capital lease obligation, less current portion	1,257.5	1,285.5
Deferred income taxes	715.6	707.2
Noncurrent regulatory and other liabilities	409.0	307.0
COMMON SHAREHOLDERS' EQUITY
Common Shareholders' Equity	1,246.2	1,198.8
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY	$4,249.7	$4,054.3

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	12 Months Ended
	December 31,
	2014	2013
	(in millions)
OPERATING ACTIVITIES
Net income	$226.5	$161.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	234.4	201.8
Deferred income taxes	49.2	42.4
Abandonment and impairment	2.0	80.6
Share-based compensation	12.4	10.2
Net (gain) loss from asset sales	(1.2)	0.2
(Income) from unconsolidated affiliate	(3.5)	(3.7)
Distributions from unconsolidated affiliate and other	5.3	5.5
Changes in operating assets and liabilities	(81.5)	3.9
NET CASH PROVIDED BY OPERATING ACTIVITIES	443.6	502.1

INVESTING ACTIVITIES
Property, plant and equipment	(319.1)	(399.4)
Wexpro acquisition of producing properties	(52.4)	(104.3)
Cash used in disposition of assets	(4.8)	(4.9)
Proceeds from disposition of assets	9.5	0.6
NET CASH USED IN INVESTING ACTIVITIES	(366.8)	(508.0)

FINANCING ACTIVITIES
Common stock	(1.2)	(1.9)
Long-term debt issued, net of issuance costs	—	147.3
Long-term debt and capital lease obligation repaid	(0.9)	(42.7)
Change in short-term debt	71.0	13.0
Dividends paid	(131.9)	(124.6)
Tax benefits from share-based compensation	2.2	14.0
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(60.8)	5.1
Change in cash and cash equivalents	16.0	(0.8)
Beginning cash and cash equivalents	16.0	16.8
Ending cash and cash equivalents	$32.0	$16.0

QUESTAR CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

In addition to financial measures calculated in accordance with generally accepted accounting principles (GAAP), this press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they provide alternative methods for assessing the Company's ongoing operating results. The Company's management uses these non-GAAP financial measures for the same purposes, and for planning and forecasting purposes. The presentation of non-GAAP financial measures is not meant to be a substitute for financial measures calculated in accordance with GAAP.

1. Management believes that net income, diluted earnings per common share and return on average common equity (ROE) before the third quarter 2013 impairment of the eastern segment of Questar Pipeline's Southern Trails Pipeline are useful measures to assess ongoing results of operations because of the impairment charge's infrequent and nonrecurring nature.

The following table reconciles GAAP net income and diluted earnings per common share to non-GAAP adjusted earnings and diluted earnings per common share before the third quarter 2013 impairment of the eastern segment of Southern Trails Pipeline for the 12 months ended December 31, 2013. The table also reconciles GAAP ROE to non-GAAP adjusted ROE before the impairment charge for the same period.

	Questar Consolidated	Questar Pipeline
	12 Months Ended
	December 31, 2013

Net income [1]	$161.2	$8.2
Asset impairment charge	80.6	80.6
Income taxes on asset impairment charge	(28.2)	(28.2)
After-tax asset impairment charge	52.4	52.4
Adjusted earnings before asset impairment charge [2]	$213.6	$60.6

EARNINGS PER COMMON SHARE
Diluted earnings per share	$0.92
Diluted loss per share attributable to asset impairment	0.29
Adjusted diluted earnings per share before asset impairment	$1.21
Weighted-average common shares outstanding
Used in diluted calculation	176.0

Return on Average Common Equity
Average common shareholders' equity [3]	$1,117.2	$579.1
Change in average shareholders' equity attributable to asset impairment	26.2	26.2
Average common shareholders' equity before asset impairment [4]	$1,143.4	$605.3

Return on average common equity [1] ÷ [3]	14.4%	1.4%
Change in ROE attributable to asset impairment charge	4.3%	8.6%
Adjusted ROE before asset impairment charge [2] ÷ [4]	18.7%	10.0%

2. Management defines Adjusted EBITDA as net income (loss) before the following items: interest expense, income taxes, depreciation, depletion and amortization, net gain or loss from asset sales, abandonments and impairments, and other special items. Management believes Adjusted EBITDA is an important measure of the Company's financial performance and a key measure for comparing results to other companies.

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended December 31, 2014:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$62.5	$28.0	$29.8	$14.3	$(9.6)
Interest expense	15.8	7.0	0.1	6.5	2.2
Income taxes	35.8	15.4	12.3	8.8	(0.7)
Depreciation, depletion and amortization	50.8	13.3	22.3	13.8	1.4
Net (gain) loss from asset sales	0.4	—	(0.1)	0.5	—
Adjusted EBITDA	$165.3	$63.7	$64.4	$43.9	$(6.7)

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended December 31, 2013:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$68.1	$26.0	$28.4	$15.8	$(2.1)
Interest expense	14.2	5.6	—	6.3	2.3
Income taxes	41.9	16.3	18.2	9.2	(1.8)
Depreciation, depletion and amortization	51.4	12.8	24.2	13.3	1.1
Net loss from asset sales	0.3	—	0.3	—	—
Adjusted EBITDA	$175.9	$60.7	$71.1	$44.6	$(0.5)

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the twelve months ended December 31, 2014:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$226.5	$55.2	$122.8	$60.6	$(12.1)
Interest expense	63.1	28.2	0.1	26.1	8.7
Income taxes	125.9	32.0	61.5	35.6	(3.2)
Depreciation, depletion and amortization	213.7	53.6	100.5	54.5	5.1
Net (gain) loss from asset sales	(1.2)	(0.1)	(1.6)	0.5	—
Abandonment and impairment	2.0	—	2.0	—	—
Adjusted EBITDA	$630.0	$168.9	$285.3	$177.3	$(1.5)

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the twelve months ended December 31, 2013:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$161.2	$52.8	$110.6	$8.2	$(10.4)
Interest expense	56.9	22.3	0.1	25.8	8.7
Income taxes	101.3	31.9	62.0	7.0	0.4
Depreciation, depletion and amortization	194.8	49.7	85.8	55.5	3.8
Net (gain) from asset sales	0.2	—	0.2	—	—
Asset impairment	80.6	—	—	80.6	—
Adjusted EBITDA	$595.0	$156.7	$258.7	$177.1	$2.5